Exhibit 10.17

September 11, 2021

Larkspur Health Acquisition Corp.

100 Somerset Corporate Blvd., 2nd Floor

Bridgewater, NJ 08807

Re:	Founder Shares Forfeiture

Ladies and Gentlemen:

Reference is made to (i) the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among Larkspur Health Acquisition Corp., a Delaware corporation (the “Company”), and A.G.P./Alliance Global Partners, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 7,500,000 of the Company’s units (including up to 1,125,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and one-half of one redeemable warrant (the “Warrant”) and (ii) that certain Subscription Agreement by and between Larkspur Health Acquisition Corp., a Delaware corporation (the “Company”), and A.G.P./Alliance Global Partners, as representative (the “Representative”), pursuant to which the Representative received 632,500 shares of Class B common stock, par value $0.0001 per share, of the Company (the “Shares”).

In order to induce the Company to enter into the Underwriting Agreement with respect to, and to proceed with, the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Representative hereby agrees to forfeit and cancel 21,777 of the Shares, which cancellation shall be effective as of the date hereof. Following such forfeiture, the parties acknowledge and agree that the Representative will continue to hold 610,723 Shares and that, notwithstanding anything to the contrary in any transaction document related to the Public Offering, the Representative shall only be required to forfeit up to 60,723 Shares if the over-allotment option is not exercised by the Underwriters.

This letter agreement may not be changed, amended, modified or waived as to any particular provision, with or without the consent of the parties hereto. No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This letter agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this letter agreement or of any other term or provision hereof. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this letter agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

[Signature Page Follows]

Sincerely,

LARKSPUR HEALTH LLC

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Manager

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas T. Higgins
Name:	Thomas T. Higgins
Title:	Managing Director

[Signature Page to Letter Agreement]